Exhibit 4.3

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS WARRANT CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL IN FORM REASONABLY ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

No. CS-2007-3	Warrant to Purchase 2,350 Shares of Common Stock
Dated: April 2, 2007

WARRANT TO PURCHASE SHARES
OF COMMON STOCK OF
NAVTEQ CORPORATION

This is to certify that, FOR VALUE RECEIVED, PNC Bank, National Association or its permitted assigns (in either case, a “Holder”), is entitled to purchase, subject to the terms set forth below, from NAVTEQ Corporation., a Delaware corporation (the “Company”) during the Exercise Period (as defined below), an aggregate of 2,350 fully paid and non-assessable shares of Common Stock, $0.001 par value per share, of the Company (the “Common Stock”), at the Exercise Price (as defined below).  The Exercise Price and the number of such shares are subject to adjustment, from time to time, as provided below.  The shares of Common Stock deliverable upon such exercise are hereinafter sometimes referred to as the “Warrant Shares.”

Section 1.              Exercise Period.  This Warrant may be exercised at any time from the date hereof until 5:00 P.M. Eastern time on January 27, 2008 (the “Exercise Period”).

Section 2.              Exercise of Warrant.

(a)           Exercise Price.  The exercise price at any time for each Warrant Share shall be $102.13 (the “Exercise Price”), subject to adjustment pursuant to Section 3 hereof.

(b)           Manner of Exercise.  This Warrant may be exercised by the Holder, in whole or in part, at any time and from time to time during the Exercise Period, by (i) the surrender of this Warrant to the Company, with the Notice of Exercise attached hereto as Exhibit A (the “Notice of Exercise”) duly completed and executed on behalf of the Holder, at the principal office of the Company or such other office or agency of the Company as it may designate by notice in writing to the Holder (the “Principal Office”), and (ii) the delivery of payment to the Company of the Exercise Price for the number of Warrant Shares specified in the Notice of Exercise in any manner specified in Section 2(d).

(c)           Issuance of Warrant Shares.  Such Warrant Shares as to which a Notice of Exercise has been duly delivered shall be deemed to be issued to the Holder as the record holder of such Warrant Shares as of the close of business on the date on which this Warrant shall have been duly surrendered (including due completion of a Notice of Exercise) and payment in full shall have been made for the Warrant Shares as to which a Notice of Exercise has been duly delivered as aforesaid.  As promptly as practicable thereafter, but in any event within five (5) business days, the Company shall deliver to the Holder a stock certificate or certificates for the Warrant Shares specified in the Notice of Exercise.  If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of the stock certificate or certificates, also deliver to the Holder, at the Company’s expense, a new Warrant evidencing the right to purchase the remaining number of Warrant Shares to which this Warrant relates, which new Warrant shall in all other respects be identical to this Warrant.

(d)           Payment of Exercise Price.  The Exercise Price shall be payable in cash or its equivalent, payable by wire transfer of immediately available funds to a bank account specified by the Company or by certified or bank cashiers’ check in lawful money of the United States of America.  The Exercise Price also may be paid, in whole or in part, at the election of the Holder, by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the Market Price on the trading day preceding the date of such election;

(B) = the Exercise Price of the Warrant, as in effect at the time of the exercise; and

(X) = the number of Warrant Shares issuable upon exercise of the Warrant by means of a cash exercise rather than a cashless exercise in accordance with the terms of this Warrant.

“Market Price” means, for any date, the price determined by the first of the following clauses that applies: (a) the closing price of the Common Stock for the nearest preceding trading day prior to the exercise on the primary market or exchange on which the Common Stock is then listed or quoted as reported by such primary market or exchange; (b) if the Common Stock is not then listed or quoted on a market or exchange and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing price of the Common Stock on the nearest preceding trading day prior to exercise on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the average of the most recent bid and ask price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Company’s Board of Directors.

(e)           Fractional Shares.  The Company shall not issue fractions of Warrant Shares upon exercise of this Warrant or scrip in lieu thereof.  If any fraction of a Warrant Share would, except for the provisions of this Section 2(e), be issuable upon exercise of this Warrant, the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to such fraction, calculated to the nearest one-hundredth (1/100) of a share, multiplied by the Market Price for the Common Stock, determined as of the date of exercise.

Section 3.              Adjustment of Exercise Price and Warrant Shares.

(a)           Stock Split.  If, at any time after in date hereof, the number of shares of the Company’s capital stock outstanding is increased by a stock dividend or by a subdivision or split-up of shares, then, following the record date for the determination of holders of capital stock entitled to receive such stock dividend, subdivision or split-up, the Exercise Price shall be appropriately decreased and the aggregate number of Warrant Shares shall be increased in proportion to such increase in outstanding shares.  The foregoing provisions shall similarly apply to successive stock dividends, subdivisions or split-ups.

(b)           Reverse Stock Split.  If, at any time after the date hereof, the number of shares of capital stock outstanding is decreased by a combination or reverse-split of the outstanding shares, then, following the record date for such combination or reverse-split, the Exercise Price shall be appropriately increased and the aggregate number of Warrant Shares shall be decreased in proportion to such decrease in outstanding shares.  The foregoing provisions shall similarly apply to successive combinations or reverse-splits.

(c)           Issuance of Dividends.  In the event that the Company shall make or issue to holders of Common Stock, or shall fix a record date for the determination of holders of Common Stock entitled to receive, any dividend or other distribution payable in equity securities (other than shares of Common Stock), evidences of its indebtedness or other property (other than a cash dividend that is payable solely out of earnings or surplus legally available for dividends under applicable law), then, in each such event and as a condition precedent to the taking of any such action, lawful and adequate provision (in form and substance approved by the Holder, which approval shall not be unreasonably withheld or delayed) shall be made whereby the Holder shall thereafter have the right to receive, upon exercise of this Warrant, in addition to the number of shares of Common Stock receivable thereupon, the amount of such equity securities, evidences of indebtedness or other property as the Holder would have received had the Holder been the record owner, at the time the Company made or issued such dividend or other distribution or on the record date fixed therefor, as the case may be, of that number of shares of Common Stock receivable upon exercise of this Warrant in full, and had the Holder thereafter, during the period from the date of such event to and including the date(s) on which the Holder exercises this Warrant, retained such equity securities, evidences of indebtedness or other property, giving application to all other adjustments called for during such period under this Section 3.

(d)           Merger or Sale of Assets.  In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of the Company), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common

Stock of the Company, then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, instead of the shares of Common Stock, the number of shares of common stock and/or Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event.  In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, lawful provision shall be made to ensure the due and punctual observance and performance by the successor or acquiring corporation of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined in good faith by resolution of the Board of Directors of the Company) in order to provide for adjustments of Warrant Shares for which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 3(d).  The foregoing provisions of this Section 3(d) shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

(e)           Notice of Adjustments.  In each case of an adjustment or readjustment of the Exercise Price and number of Warrant Shares pursuant to this Section 3, the Company shall, at its expense, promptly furnish to the Holder a certificate prepared and signed by the Treasurer or Chief Financial Officer of the Company, setting forth (i) such adjustment or readjustment, (ii) the Exercise Price and number of Warrant Shares in effect following such adjustment or readjustment (including the amount, if any, of other securities and property that at the time would be received upon the exercise of this Warrant), and (iii) the facts, set forth in reasonable detail, upon which such adjustment or readjustment is based.

Section 4.              No Dilution or Impairment.  The Company shall not, by amendment to its certificate of incorporation or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment.  Without limiting the generality of the foregoing, the Company will not increase the par value of any shares of stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise, and at all times will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable stock upon the exercise of this Warrant.  The provisions of this Section 4 shall not prevent the Company from taking any action otherwise permitted by the terms of this Warrant.

Section 5.              Representations, Warranties and Covenants as to Common Stock.  The Company represents and warrants to the Holder that all shares of Common Stock issued upon the exercise of this Warrant will, upon issuance in accordance with the terms of this Warrant, be validly issued, fully paid and non-assessable.  The Company covenants and agrees that it shall take all such action as may be required to ensure that a sufficient number of shares of its Common Stock are authorized and reserved for issuance in connection with the exercise of this Warrant.

Section 6.              No Rights as Stockholder.  The Holder shall not be entitled to vote or receive dividends nor shall the Holder be deemed the holder of the Warrant Shares or any other securities of the Company that may at any time be issuable upon the exercise of this Warrant for any purpose, and nothing contained herein shall be construed to confer upon the Holder, in Holder’s capacity as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any other matter submitted to the stockholders of the Company at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance or reclassification of capital stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings or any other communication required or permitted to be delivered to stockholders of the Company, or to receive or be entitled to any other rights afforded to stockholders of the Company, unless and until this Warrant shall have been exercised as provided herein.

Section 7.              Restrictions on Transfer.  This Warrant may not be transferred or assigned to any person without the prior written consent of the Company.  To the extent that the Warrant Shares issuable upon exercise of this Warrant are deemed to be “restricted securities” under the Securities Act of 1933, as amended, any certificates representing the Warrant Shares may include appropriate legends restricting the transfer of the Warrant Shares without registration under the Securities Act or the availability of an exemption from registration.

Section 8.              Lost, Stolen or Destroyed Warrant Certificate.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction of this Warrant and an indemnity agreement reasonably satisfactory in form and substance to the Company, the Company, at its expense, shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor and amount.  Upon receipt by the Company of evidence reasonably satisfactory to it of the mutilation of this Warrant, the Company, at its expense, shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor and amount.

Section 9.              Notice.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to: NAVTEQ Corporation 222 Merchandise Mart, Suite 900 Chicago, Illinois 60654 Attention: Lawrence M. Kaplan, General Counsel Telephone: (312) 894-7000 Telecopy: (312) 894-7228

if to Holder, to:

PNC Bank, National Association

PNC Investment Corp

PNC Equity Management Corp.

One PNC Plaza, Floor 8

249 Fifth Avenue

Pittsburgh, PA 15222

Attention:  Fund Portfolio Manager

Telephone:  412-762-7035

Telecopy:  412-762-6233

Section 10.            Other Provisions.

(a)           Governing Law; Jurisdiction.  This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.  Each of the parties hereto (i) irrevocably consents to the jurisdiction and venue of the Delaware Court of Chancery or any court of the United States located in the State of Delaware in the event any dispute arises with respect to this Warrant, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Warrant in any court other than the Delaware Court of Chancery or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.  Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9 shall be effective service of process for any legal proceeding in connection with this Warrant.

(b)           Waiver of Jury Trial.  EACH OF THE COMPANY AND HOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS WARRANT OR THE ACTIONS OF THE COMPANY OR HOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(c)           Amendment, Modification or Waiver.  No provision of this Warrant may be amended, modified or waived except upon the written consent of the party against whom such amendment, modification or waiver is to be enforced.  The failure of any party to enforce any of the provisions of this Warrant shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Warrant in accordance with its terms.

(d)           Assignment; Binding Effect.  The rights and obligations of each of the parties set forth herein may not be assigned or delegated without the prior written consent of the other party.  Any purported assignment in violation of this provision shall be void.  This Warrant shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(e)           Severability.  In the event that any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Warrant shall continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Warrant with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision

(f)            Construction.  Whenever the context requires, the gender of any word used in this Warrant includes the masculine, feminine or neuter, and the number of any word includes the singular or plural.  Unless the context otherwise requires, all references to articles and sections refer to articles and sections of this Warrant, and all references to exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes.

(g)           Headings.  The headings and sub-heading contained in this Warrant are for reference purposes only and shall not affect in any way the meaning or interpretation of this Warrant.

Section 11.            Status of Warrant; Cancellation of Prior Warrant.  This Warrant has been issued to Holder in exchange for and in substitution of that certain warrant to purchase 30,000 shares of the common stock of Traffic.com, Inc. dated as of January 26, 2001 (the “Traffic.com Warrant”), pursuant to the terms of the Agreement and Plan of Merger dated as of November 5, 2006, by and among the Company, NAVTEQ Holdings B.V., NAVTEQ Holdings Delaware, Inc. and Traffic.Com, Inc.  Concurrently with the execution of this Warrant, Holder has delivered to Traffic.com, Inc. and the Company, for cancellation, the original Traffic.com Warrant.  Holder acknowledges and agrees that upon delivery of this Warrant by the Company to Holder (a) all rights and obligations of the parties to the Traffic.com Warrant under such Traffic.com Warrant are extinguished and of no further force or effect, (b) all claims under such Traffic.com Warrant that the parties may have had, may have now or may have in the future are waived, and (c) the parties shall look only to this Warrant with respect to the rights and obligations of the parties hereto regarding the Warrant and Warrant Shares.

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IN WITNESS WHEREOF, each of the Company and the Holder has caused this Warrant to be executed by its duly authorized officer as of the date indicated below.

COMPANY:

NAVTEQ Corporation

By:	/s/ David B. Mullen
Name:	David B. Mullen
Title:	Executive Vice President and Chief Financial Officer
Date:	April 21, 2007

HOLDER:

PNC Bank, National Association

By:	/s/ Peter Chiste
Name:	Peter Chiste
Title:	Vice President
Date:	April 12, 2007

EXHIBIT A
NOTICE OF EXERCISE
WARRANT TO PURCHASE SHARES OF COMMON STOCK OF NAVTEQ CORPORATION

To:  NAVTEQ Corporation

1.             The undersigned hereby elects to purchase __________ shares of Common Stock of NAVTEQ Corporation, pursuant to the terms of Warrant No. CS-2007-___, which is attached hereto (“Warrant”), and tenders herewith payment of the Exercise Price for such shares in full in the following manner:

☐            The undersigned elects to exercise the attached Warrant by means of a cash payment, and tenders herewith payment in full for the Exercise Price of the shares being purchased, together with all applicable transfer taxes, if any.

☐            The undersigned elects to exercise the attached Warrant by means of the surrender of the right to purchase a number of shares of Common Stock in accordance with the provisions of Section 2(d) of the Warrant, and also tenders herewith a cash payment in the amount of all applicable transfer taxes, if any.

☐            The undersigned elects to exercise the attached Warrant by means of both a cash payment and the surrender of the right to purchase a number of shares of Common Stock in accordance with the provisions of Section 2(d) of the Warrant, and tenders herewith payment in full for that portion of the purchase price being paid in cash, together with all applicable transfer taxes, if any.

Cash payment as to __________ shares.

Cashless Exercise as payment pursuant to Section 2(d) as to __________ shares.

2.             In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of Common Stock to be issued upon exercise are being acquired solely for the account of the undersigned and not as a nominee for any other party, or for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the registration provisions of the Securities Act of 1933, as amended, or any applicable state securities laws.

3.             Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified immediately below:

Name:  _________________________

4.             Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned Holder.

Name of Warrant Holder:  _________________________

Signature of Holder:  _________________________

Date:  _________________________